Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:          Phillip G. Creek
Senior Vice President, Chief Financial Officer
M/I Homes, Inc.
(614) 418-8011

M/I Homes Announces New Bank Credit
Facility and Pre-Payment of Subordinated Debt

Columbus, Ohio (September 29, 2004) - M/I Homes, Inc. (NYSE:MHO) has entered into a new $500 million credit facility with its bank group, led by J.P. Morgan Securities Inc. This new facility will mature in 2008. M/I Homes’ previous bank facility was for $315 million, maturing in 2006. M/I Homes also announces the pre-payment of its $50 million, 9.65% subordinated debt. This payment results in a $3 million net of tax charge in 2004’s third quarter ($0.21 per diluted share).

Robert H. Schottenstein, Chief Executive Officer and President, commented, "Our growth strategy is to increase units by approximately 15% in each of the next three years with the majority of the planned expansion occurring in our Florida, Washington, D.C., and North Carolina markets. This improvement in our capital structure is vital to achieving our growth goals."

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having sold nearly 60,000 homes. The Company’s homes are marketed and sold under the trade names M/I Homes and Showcase Homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Tampa, Orlando and West Palm Beach, Florida; Charlotte and Raleigh, North Carolina; and the Virginia and Maryland suburbs of Washington, D.C.

Certain statements in this Press Release are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, changes in general economic conditions, fluctuations in interest rates, availability and cost of land in desirable areas, increases in raw materials and labor costs, levels of competition and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.